EXHIBIT 23.2

                CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-74162, 33-82662 and 333-28737) and in the
Registration Statements on Form S-8 (Nos. 33-52148, 33-62894, 333-19131, 333-27697, 333-27703, 333-27699 and 333-27701) of
Ultramar Diamond Shamrock Corporation of our report dated January 13, 1995, relating to the consolidated financial statements of Total Petroleum (North America) Ltd. for the year ended December 31, 1994, which is incorporated by reference in this Current Report on Form 8-K of Ultramar Diamond Shamrock Corporation dated September 25, 1997. It should be noted that we have not audited any financial statements of Total Petroleum (North America) Ltd. subsequent to December 31, 1994, or performed any audit procedures subsequent to the date of our report.

/s/Price Waterhouse LLP
   PRICE WATERHOUSE LLP



Denver, Colorado
October 3, 1997